                                                                    EXHIBIT 99.2


       [Excerpted from Acquisition Agreement dated as of February 27, 1998 between Aspen Technology, Inc. and Ms. Bernieri of Contas Process
                                 Control s.r.l.]


5.7.  REGISTRATION OF EXCHANGED SHARES.

      (a) HOLDERS AND INITIAL HOLDERS. The rights to registration of shares under this section is for Ms. Bernieri, and any of her respective
            (i) successors-in-interest, (ii) family members, trusts wholly or principally for the benefit of family members and affiliates to whom Ms. Bernieri or her successor-in-interest transfers any of the Registrable Securities (as defined in paragraph (b) of this section) initially issued to Ms. Bernieri and (iii) any other person or persons to whom Ms. Bernieri transfers all or substantially all of the Registrable Securities initially issued to her, which family member, trust, affiliate or person described in clause (ii) or (iii) is registered on the books of AspenTech (together with Ms. Bernieri, such successors-in-interest, family members, trusts, affiliates and other persons are hereinafter sometimes referred to as the "Holders").

      (b) SECURITIES SUBJECT TO THIS SECTION. The securities entitled to the benefits of this section are the Exchanged Shares and any other securities issued by AspenTech in exchange for any of the Exchanged Shares (collectively the "Registrable Securities") but, with respect to any particular Registrable Security, only so long as it continues to be a Registrable Security. Registrable Securities shall include any securities issued as a dividend or distribution on account of Registrable Securities or resulting from a subdivision of the outstanding shares of Registrable Securities into a greater number of shares (by reclassification, stock split or otherwise). For the purposes of this Agreement, a security that was at one time a Registrable Security shall cease to be a Registrable Security when
            (i) such security has been effectively registered under the Securities Act and has been disposed of pursuant to such registration statement, (ii) such security is or can be distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such security has been otherwise transferred and (A) AspenTech has delivered a new certificate or other evidence of ownership not bearing the legend set forth on the Exchanged Shares upon the initial issuance thereof (or other legend of similar import) and (B) in the opinion of counsel to AspenTech, the subsequent disposition of such security shall not require the registration or qualification under the Securities Act or (C) such security has ceased to be outstanding.

      (c) SHELF REGISTRATION. AspenTech agrees that it shall cause to be filed a registration statement (the "Shelf Registration") on Form S-3 or any other appropriate form under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the Securities and Exchange Commission (the "Commission") and permitting sales in ordinary course brokerage or dealer transactions not involving an underwritten public offering covering the entire issue of Exchanged Shares and such other shares of Aspen Common as may be included pursuant to registration rights of other holders of Aspen Common. AspenTech shall use its best efforts to (i) cause the Shelf Registration to be declared effective by the Commission on, or as soon as practicable after, the date on which AspenTech first publishes financial results covering at least thirty days of post-acquisition combined operations of AspenTech and Contas and
            (ii) keep the Shelf Registration continuously effective for a period (the "Shelf Registration Period") of ninety (90) days after the date on which the Shelf Registration is declared effective by the Commission (or such shorter period that will terminate when all Exchanged Shares covered by the Shelf Registration have been sold).

      (d) EXPENSES. AspenTech shall pay all expenses incident to its performance of or compliance with this Section.



[For purposes of the foregoing Section 5.7, the following terms have the indicated meanings:

"Aspen Common" means common stock, $.10 par value, of AspenTech.

"AspenTech" means Aspen Technology, Inc.

"Contas" means Contas Process Control s.r.l.

"Exchanged Shares" means 21,975 shares of Aspen Common exchanged for all ownership interest in and to Contas.

"Ms. Bernieri" means Ms. Shiara Bernieri, Director and sole equity holder of Contas.

"Securities Act" means the Securities Act of 1933, as amended.]